September 26, 1997




Horizon/CMS Healthcare Corporation
6001 Indian School Road, N.E.
Suite 350
Albuquerque, N.M.  87110

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of the merger of Reid Acquisition Corporation ("Merger Sub") with and into Horizon/CMS Healthcare Corporation ("Horizon/CMS") as hereinafter described (the "Merger"). Our opinion is based upon (i) the Agreement and Plan of Merger dated February 17, 1997 among HEALTHSOUTH Corporation ("HEALTHSOUTH"), Sub and Horizon/CMS (the "Merger Agreement")1, (ii) the facts set forth in the Registration Statement and (iii) the representations set forth in the Tax Matters Certificates of Horizon/CMS Healthcare and HEALTHSOUTH.

                                   The Merger

     The Merger Agreement provides for the merger of Merger Sub with and into Horizon/CMS in accordance with the Delaware General Corporation Law. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Horizon/CMS shall continue as the Surviving Corporation and succeed to all of the assets and obligations of Merger Sub. At the Effective Time, each outstanding share of Horizon/CMS Common Stock (other than shares owned by Horizon/CMS as treasury stock, all of which will be canceled) will be converted into the number of shares of HEALTHSOUTH Common Stock determined pursuant to the Exchange Ratio. No fraction of a share of HEALTHSOUTH Common Stock shall be issued, but in lieu thereof each holder of shares who would otherwise be entitled to a fraction of a share of HEALTHSOUTH Common Stock shall be paid an amount in cash equal to the value of such fraction of a share based upon the closing price of HEALTHSOUTH Common Stock on the New York Stock Exchange Composite Tape on the date of the Effective Time. No dissenters' rights are provided to the holders of shares of Horizon/CMS Common Stock. Each share of common




1 Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.



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Horizon/CMS Healthcare Corporation
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September 26, 1997


stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     The  terms  of  the  Merger  Agreement  were  the  result  of  arm's-length
negotiations  between  representatives  of  Horizon/CMS  and  HEALTHSOUTH.   The
business purposes for the Merger are set forth in the Registration Statement.

                            STATEMENT OF AUTHORITIES

     Section 368(a)(1)(A) of the Code defines a "reorganization" to include a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction otherwise qualifying under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction), and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

     Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), also includes the controlling corporation referred to in section 368(a)(2)(E). Section 368(c) provides that the term "control" means the ownership of stock processing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

     Section 368(a)(2)(F) of the Code provides generally that if two or more parties to a transaction described in section 368(a)(1) were investment companies (as defined in section 368(a)(2)(F)(iii) and (iv)) immediately before the transaction, then the transaction shall not be considered to be a reorganization with respect to any such investment company (and its shareholders). Section 368(a)(3) provides additional rules with respect to the reorganization of a corporation in a title 11 or similar case.

     Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation.

     Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of

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Horizon/CMS Healthcare Corporation
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September 26, 1997

reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

     Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

     Section 361(c)(1) of the Code provides generally that no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of property in pursuance of the plan of reorganization.

     Treas. Reg. Section 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

     Treas. Reg. Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation or (ii) use a significant portion of the acquired corporation's historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business.

     In Revenue Procedure 77-37, 1977-2 Cum. Bull. 568, the Internal Revenue Service published operating rules used in considering requests for rulings involving reorganizations. Section 3.02 of Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Treas. Reg. Section 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring corporation (or a corporation in control thereof) on the part of the former shareholders of the aquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as of the effective date of the reorganization. Revenue Procedure 77-37, by its terms, does not define, as a matter of law, the lower limits of continuity of interest. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936); and United States v. Adkins-Phelps, Inc., 400 F.2d 737 (8th Cir.
1968).

     In Revenue Procedure 86-42, 1986-2 Cum. Bull. 722, the Internal Revenue Service set forth standard representations to be submitted as a prerequisite to the issuance of rulings on the tax consequences of a reorganization described in section 368 (a)(1)(A) and section 368(a)(2)(E) of the Code, which to the extent relevant are substantially the same as the representations set forth in the Certificates. In Revenue Procedure 90-56, 1990-2 C.B. 639, the Internal Revenue Service



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Horizon/CMS Healthcare Corporation
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September 26, 1997

stated that it will no longer  issue  advance  rulings on whether a  transaction
constitutes   a   corporate   reorganization   within  the  meaning  of  section
368(a)(1)(A) of the Code, but did not revoke Revenue Procedure 86-42.

                                   CONCLUSIONS

     Accordingly, based upon the facts and representations as summarized above, and the authorities and ruling policies of the Internal Revenue Service discussed above as applied to those facts and representations, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement and that there are no other agreements, arrangements, or understandings among any of HEALTHSOUTH, Merger Sub, Horizon/CMS or the stockholders of Horizon/CMS other than those described or referenced in the Merger Agreement or the Prospectus-Proxy Statement, it is our opinion that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code and that the material federal income tax consequences of the Merger will be as follows:

          (i) no gain or loss will be recognized by HEALTHSOUTH, Merger Sub or Horizon/CMS as a result of the Merger;

          (ii) no gain or loss will be recognized by the stockholders of Horizon/CMS upon the exchange of their Horizon/CMS Shares solely for shares of HEALTHSOUTH Common Stock pursuant to the Merger, except that a Horizon/CMS stockholder who receives cash proceeds in lieu of a fractional share of HEALTHSOUTH Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (iii) below) and the amount of cash received, and such gain or loss will be a capital gain or loss if such stockholder's Horizon/CMS Shares are held as a capital asset at the Effective Time and such payment in lieu of the fractional shares is not essentially equivalent to a dividend within the meaning of section 302(b)(1) of the Code;

          (iii) the aggregate basis of the shares of received solely in exchange for Horizon/CMS Shares pursuant to the Merger (including any fractional share of HEALTHSOUTH) Common Stock for which cash is received) will be the same as the aggregate basis of the shares of Horizon/CMS Common Stock surrendered in exchange therefor; and

          (iv) the holding period of the shares of HEALTHSOUTH Common Stock received in exchange for Horizon/CMS Shares pursuant to the Merger will include the holding period of the Horizon/CMS Shares surrendered in exchange therefor, provided that such of Horizon/CMS Shares are held as capital assets at the Effective Time.

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Horizon/CMS Healthcare Corporation
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September 26, 1997


     In addition, in our opinion the description of the material federal income tax consequences of the Merger set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus-Proxy Statement included in the Registration Statement is accurate and complete in all material respects and such discussion represents our opinion.

     We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, any transactions that are not specifically addressed in the foregoing opinion.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our Firm under the heading "Certain Federal Income Tax Consequences" in the Prospectus-Proxy Statement included in the "Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                     Very truly yours,



                                                     /s/ VINSON & ELKINS L.L.P.
                                                     VINSON & ELKINS L.L.P.